UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 13, 2007

Unum Group

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11294	62-1598430
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of Principal Executive Offices, including Zip Code)

(423) 294-1011

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

On December 13, 2007, Unum Group (the “Company”) entered into an unsecured $400,000,000 364-Day Senior Revolving Credit Facility among the Company, as borrower, the lenders named below, Deutsche Bank AG New York Branch and SunTrust Bank, as Documentation Agents, Bank of America, N.A., as Syndication Agent, and Wachovia Bank, National Association, as Administrative Agent, Issuing Lender and Swingline Lender (the “Agreement”). The Lenders who are parties to the Agreement are: Wachovia Bank, National Association; Bank of America, N.A.; Deutsche Bank AG New York Branch; SunTrust Bank, Goldman Sachs Bank USA; JPMorgan Chase Bank, N.A.; Morgan Stanley Bank; Fifth Third Bank; National City Bank; PNC Bank, National Association; Regions Bank; Branch Banking and Trust Company; Sovereign Bank, First Tennessee Bank National Association; Webster Bank, National Association; and Chang Hwa Commercial Bank, Ltd., New York Branch.

Until December 12, 2008 (the “commitment termination date”), the Company may borrow under the revolving loan facility. After the commitment termination date, the revolving loans become due and payable in full unless the Company has converted them to term loans. No term loan may extend beyond the first anniversary of the commitment termination date (the “final maturity date”).

Letters of credit may be issued until the commitment termination date, although they can be renewed or extended for one-year periods so long as the extension does not go beyond the final maturity date.

The Agreement provides for interest rates based on either the prime rate or LIBOR, as adjusted.

The Agreement contains financial covenants, negative covenants and events of default that are customary for a facility of this type.

As of December 17, 2007, there were no borrowings under the Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item.

Item 8.01.	Other Events.

On December 13, 2007, the Company issued a press release announcing that it had entered into the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release dated December 13, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 18, 2007	UNUM GROUP

	By:	/s/ Susan N. Roth
Susan N. Roth, Vice President, Transactions,
SEC and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	Press release dated December 13, 2007.